EXHIBIT 5

                                  May 26, 1999


Board of Directors
HopFed Bancorp, Inc.
2700 Fort Campbell Boulevard
Hopkinsville, Kentucky  42240

         Re: HopFed Bancorp, Inc. Management Recognition Plan and HopFed Bancorp, Inc. 1999 Stock Option Plan
                  Registration Statement on Form S-8

Dear Board Members:

         We have acted as special counsel to HopFed Bancorp, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended, relating to 564,707 shares of common stock, par value $.01 per share (the "Common Stock") of the Company which may be issued pursuant to the HopFed Bancorp, Inc. Management Recognition Plan and the HopFed Bancorp, Inc. 1999 Stock Option Plan (together, the "Plans"), all as more fully described in the Registration Statement. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

         We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued pursuant to and in accordance with the terms of the Plans will be legally issued, fully paid, and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 and to references to our firm included under the caption "Legal Opinion" in the Prospectuses which are part of the Registration Statement.

                                Very truly yours,

                                /s/ KUTAK ROCK

                                KUTAK ROCK